Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharma Ltd.

We consent to the incorporation by reference in registration statements No. 333-207117, No. 333-211477 and No. 333-215037 on Form F-3 and registration statements No. 333-211478 and 333-218538 on Form S-8 of Kitov Pharma Ltd. of our report dated March 4, 2018, with respect to the consolidated statements of financial position of Kitov Pharma Ltd. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report appears in the December 31, 2017 Annual Report on Form 20-F of Kitov Pharma Ltd.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

March 04, 2018